Exhibit 99.1

FOR IMMEDIATE RELEASE		February 29, 2024
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334	Page 1 of 2
Website:	pinnaclewest.com

Pinnacle West Announces PRiCING OF A Public Offering

of 9,774,436 Shares of Common Stock

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) (“Pinnacle West”) announced today that it has priced its registered public offering of 9,774,436 shares of its common stock for approximate net proceeds of $630.5 million (before offering expenses, assuming the underwriters do not exercise their option to purchase additional shares and upon, and assuming, full physical settlement of the forward sale agreements) in connection with the forward sale agreements described below. The common stock offering was priced at a public offering price of $66.50 per share.

Pinnacle West has granted to the underwriters the option to purchase up to an additional 1,466,165 shares of its common stock. If such option is exercised, Pinnacle West may, in its sole discretion, enter into additional forward sale agreements with the forward purchasers in respect of, in the aggregate, the number of additional shares of Pinnacle West’s common stock that are subject to the exercise of such option, and Pinnacle West currently anticipates that, if such option is exercised, it will do so. The offering is expected to close on March 4, 2024, subject to the satisfaction of customary conditions.

Barclays, Citigroup, Mizuho and Wells Fargo Securities are acting as joint book-running managers for this offering. The underwriters may offer shares of Pinnacle West’s common stock in transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the offering, Pinnacle West entered into separate forward sale agreements with Mizuho Markets Americas LLC and Wells Fargo Bank, National Association, referred to in such capacity as the forward purchasers, pursuant to which Pinnacle West has agreed to sell shares of its common stock to the forward purchasers at an initial forward sale price per share equal to the price per share at which the underwriters purchase the shares in the offering, subject to certain adjustments. In connection with the forward sale agreements, the forward purchasers or their respective affiliates, acting as forward sellers are borrowing from third parties an aggregate of 9,774,436 shares of Pinnacle West’s common stock. Such borrowed shares of Pinnacle West’s common stock will be delivered by the forward sellers for sale to the underwriters in the offering. Settlement of each forward sale agreement is expected to occur no later than September 4, 2025. Although Pinnacle West expects to settle each forward sale agreement entirely by the full physical delivery of shares of its common stock in exchange for cash proceeds, Pinnacle West may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of its rights or obligations under the forward sale agreements.

PNW ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK	February 29, 2024

Pinnacle West will not initially receive any proceeds from the sale of shares of its common stock by the forward sellers or their affiliates to the underwriters. If Pinnacle West elects physical settlement of the forward sale agreements, it expects to use any net proceeds received for investment in its principal subsidiary Arizona Public Service Company to fund capital expenditures and general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of a prospectus supplement and accompanying base prospectus relating to this offering.

The public offering is being made pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website. In addition, copies of the preliminary prospectus supplement and accompanying base prospectus relating to the shares of common stock being offered may be obtained by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-800-831-9146; Mizuho Securities USA LLC, ATTN: Equity Capital Markets, 1271 Avenue of the Americas, 3rd Floor, New York, New York 10020, telephone: 1-212-205-7600 or by emailing US-ECM@mizuhogroup.com; Wells Fargo Securities, 90 South 7th Street, 5th Floor, Minneapolis, Minnesota 55402, telephone: 1-800-645-3751 or by emailing WFScustomerservice@wellsfargo.com; or by accessing the SEC’s website at www.sec.gov.

General Information

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of nearly $25 billion, about 6,500 megawatts of generating capacity and approximately 6,100 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to approximately 1.4 million Arizona homes and businesses.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project,” “anticipate,” “goal,” “seek,” “strategy,” “likely,” “should,” “will,” “could,” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or Arizona Public Service (“APS”). These factors include, but are not limited to, the factors discussed in the most recent Pinnacle West/APS Form 10-K and 10-Q along with other public filings with the Securities and Exchange Commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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